Exhibit 10.35

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is dated as of March 4, 2004 by and between The Titan Corporation (“Titan”) and Richard M Kipperman (“Trustee”), solely in his capacity as the Chapter 7 trustee for SureBeam Corporation (“SB”) and for SB OperatingCo, LLC (“OpCo” and together with SB, “SureBeam”) (Titan and the Trustee are hereinafter referred to each as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, on January 19, 2004, SB and its wholly-owned subsidiary, OpCo, filed voluntary petitions for relief under Chapter 7 of Title 11 of the United States Code (the “Bankruptcy Code”), which cases are pending before the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”) as Case Nos. 04-00421-LA and 04-00422-LA, respectively (the “Cases”);

WHEREAS, the Trustee has been appointed and has accepted his appointment as Chapter 7 trustee in the Cases;

WHEREAS, on February 9, 2004, Titan filed motions seeking relief from the automatic stay in the SureBeam Cases (the “Relief Motions”) in which it made a number of assertions, including that SureBeam is indebted to Titan in an amount in excess of $47.9 million (representing amounts advanced to SureBeam pre-petition under a senior secured credit facility and the aggregate Titan liabilities under lease guaranties executed by Titan for the benefit of SureBeam); that such debt (the “Secured Debt”) is secured by duly perfected and validly enforceable first-priority liens on all of SureBeam’s pre-petition assets of any and every kind save and except only for the remaining proceeds of SureBeam’s Fall 2003 equity round, that the SureBeam bankruptcy estates (the “Estates”) have no equity in such assets above the amount of the Secured Debt; that SureBeam defaulted pre-petition in the rent and other payments owed to Titan under three subleases of real property (collectively, the “Subleases”), that such Sublease rent defaults continue post-petition, and that there is no net value in the Subleases for SureBeam or its Estates, such Subleases generally described as:

(A)	Sioux City:
	Lessor:	Cloverleaf ColdStorage Co.
	Location:	2640 Murray Street
Sioux City, IA 51111

(B)	Dublin Facility Office Space:
Lessor: CZAPLA Inc.
Location: 6780 Sierra Court, Suite A
Dublin, CA 94568

(C)	Dublin Facility Manufacturing Space:
	Lessor:	BG Management
	Location:	6780 Sierra Court, Suite R,Q,L,O
Dublin, CA 94568

WHEREAS, the Trustee disputes certain of the allegations and assertions made by Titan as described in the immediately preceding recital paragraph;

WHEREAS, the Parties wish to settle all outstanding disputes among them arising prior to the Effective Date of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, the Parties hereby agree as follows:

1.             Acknowledgment of the Recitals.  The Parties acknowledge the accuracy of the matters and facts set forth in the recital paragraphs which are part of this Agreement.

2.             Allowance of Claim.  Titan shall have allowed claims in the Cases as follows:

(a)           Titan Secured Claim.  Titan shall have an allowed secured claim in the amount of a minimum of approximately $47.9 million (1) in both of the Cases (the “Titan Secured Claim”), one such claim if the Cases are substantively consolidated and the collateral shall be aggregated for the purpose of the amount thereof such that Titan shall have only one recovery on the Titan Secured Claim.  The Titan Secured Claim shall be deemed secured by a duly perfected and validly enforceable first-priority liens (but subject to any other duly perfected liens therein which are senior in priority to Titan’s liens thereon) in all assets of SureBeam of any kind and every kind and wherever located, save and except only for those “Excluded Assets” as defined in paragraph 8 below (such property, excluding the Excluded Assets, shall be identified as the “Collateral,” a non-exclusive summary schedule of which is attached hereto as Exhibit “A”).  The amount of the Titan Secured Claim shall be the total amount of Titan’s Secured Claim less any amounts realized by Titan from the sale or disposition of all or part of its Collateral to third parties.  If Titan exercises its remedies under state law and forecloses on part or all of its Collateral by credit bidding, the amount of Titan’s credit bid or bids shall be credited toward the amount of its Secured Claim.  If Titan takes title to all or part of its Collateral other than through foreclosure under state law, the amount to be credited toward Titan’s Secured Claim shall be decided by agreement between Titan and the Trustee.  If no agreement is reached, Titan shall provide a 10 day notice of the amount it seeks to credit bid, for all or part of the Collateral, to all parties entitled to notice pursuant to the order limiting notice entered in the Cases and unless a third party makes a bona fide and irrevocable bid in an amount in excess of the amount of Titan’s credit bid, the amount of Titan’s credit bid shall be credited toward the amount of Titan’s Secured Claim.  If a third party makes a bona fide and irrevocable bid in excess of Titan’s credit bid, Titan will have the option to increase its credit bid.  SB and OpCo owned Collateral shall be aggregated for determining the amount of Titan’s Secured Claim.

(1) The final amount of Titan’s Secured Claim will be determined in accordance with the Senior Secured Credit Agreement, dated as of August 2, 2002, between The Titan Corporation and SureBeam Corporation.

(b)           Titan Unsecured Claim.  Titan shall also have an allowed unsecured claim, calculated as set forth herein, in both of the Cases (the “Titan Unsecured Claim”), one such claim if the Cases are substantively consolidated such that Titan shall have only one recovery on the Titan Unsecured Claim.  The Titan Unsecured Claim shall be equal to the Titan Secured Claim, plus, to the extent not included in the Titan Secured Claim, (i) costs incurred by Titan in connection with the Secured Debt, (ii) any amounts owed Titan pursuant to the Subleases, (iii) any costs and expenses incurred by Titan in enforcing its rights with respect to the Collateral or in satisfaction of any other liability for which SureBeam is the primary obligor, and (iv) any other incidental Titan claims including any claim of subsidiaries or affiliates of Titan against SureBeam, less (v) any amounts realized from all or part of the Collateral as set forth in paragraph 2(a)  The Trustee for himself and the Estates waives any and all right to object to (A) the manner of disposition of the Collateral, (B) the price for which the Collateral is sold or, if retained, credited; and (C) the designee of any transfer of any of the Collateral.  By including any component claim, debt or obligation in the calculation of the Titan Unsecured Claim, neither the Trustee nor Titan waives, releases or lessens its ability to use such component as a defense, offset or recoupment with respect to any third party claim against Titan, SureBeam, the Trustee or the Estates.

(c)           No Other Claims  Except for the Titan Secured Claim and the Titan Unsecured Claim, neither Titan nor any of its subsidiaries or affiliates, including, but not limited to,  Titan Scan , shall have any other claim in the Cases.

3.             Modification of Stays.  As of the Effective Date, the automatic stay in the Cases will be modified so as to permit Titan, and the Trustee on behalf of the Estates, at their sole discretion and option, in the case of Titan, to exercise its rights and remedies as a secured creditor and sublessor including, but not limited to, the rights to dispose of all or any part of the Collateral, collect the SureBeam accounts receivable which are Collateral and, to the extent not already rejected by the Trustee or as an operation of law, terminate the Subleases pursuant to applicable state law  and to take the other actions contemplated by this Agreement.  The Trustee for himself and the Estates waives any and all right to notification of the disposition of the Collateral, to require disposition of the Collateral, and to the redeem any or all of the Collateral, to the maximum extent permissible, except as expressly provided in this Agreement.  Titan’s disposition of the Collateral will be made by Titan as it deems appropriate in its sole and absolute discretion pursuant to applicable state law, but subject to the other provisions of this Agreement.

4.             Delivery to Titan.  Except for the Excluded Assets (as defined below), the Trustee will promptly turn over or make available, to the extent within the Trustee’s reasonable control or possession, to Titan the proceeds of any SureBeam accounts receivable (other than any of which are Excluded Assets) and at Titan’s request all other Collateral and proceeds thereof in the possession of the Estates as of the Effective Date or thereafter.  Titan will retain or dispose of its Collateral or the proceeds of its Collateral, subject to the terms hereof, including originals or copies of books, journals and other records, drawings, diagrams, illustrations, tapes, software, etc., which are part of the Collateral or which were created in connection with the Collateral (the “Books and Records”).  Titan will reimburse the Trustee for any actual and reasonable costs incurred in order to comply with this paragraph.  Moreover, the Trustee may in his sole discretion keep copies of the Books and Records and in any event Titan agrees to provide the

Trustee access to the Books and Records as may be reasonably required by the Trustee to wind up the Estates and the Cases.

5.             Leased and Subleased Properties.  The Trustee will cooperate with Titan in giving Titan and its representatives access to the Collateral and to the leased and subleased properties.  At Titan’s request, the Trustee shall assume and assign one or more SureBeam leases or subleases to Titan.  At Titan’s request, the Trustee shall reject one or more Subleases. Titan shall obtain the agreement of the landlords for properties where Titan is either a guarantor or sublessor to release and waive any claims such landlords may have against the Estates or otherwise satisfy such claims.  With respect to the Scranton Road lease only, Titan consents to the Trustee retaining or using any security deposit or prepaid rent as an offset to any claim filed against the Estates by the Scranton Road lease landlord.

6.             The Landlord Receivable and the Vietnam Receivable.  Titan, in consultation with the Trustee, shall (a) undertake commercially reasonable efforts to collect and pay over to the Trustee  the “Landlord Receivable” and the “Vietnam Receivable” (as those terms are defined hereafter), (b) timely advise the Trustee of its efforts in this regard, and (c) deliver to the Trustee any proceeds of the Landlord Receivable and the Vietnam Receivable.  Notwithstanding the foregoing, in no event shall Titan be required to contribute or pay internal and/or third-party fees, costs and/or expenses (together, “Amounts”) (a) in excess of $25,000 to satisfy its agreement to exercise commercially reasonable efforts to collect and pay over to the Trustee the Landlord Receivable; or (b) in excess of $25,000 to collect and pay over to the Trustee the Vietnam Receivable.  Titan may, but it shall not be obligated to, incur Amounts in excess of $25,000 to recover the Landlord Receivable and/or in excess of $25,000 to recover the Vietnam Receivable.  If, and only if, after consulting with the Trustee, the Trustee agrees that Titan should take additional commercially reasonable efforts which will require Titan to incur Amounts in excess of $25,000 to recover the Landlord Receivable and/or in excess of $25,000 to recover the Vietnam Receivable, Titan shall be permitted to pay itself from the applicable receivable proceeds all Amounts incurred and pre-approved by the Trustee in excess of such $25,000 Amounts before delivering such applicable proceeds of such receivable(s) to the Trustee.  Titan agrees that it will not take any action which would directly or indirectly deprive the Trustee of the benefit of the Landlord Receivable.  Nothing in this paragraph authorizes Titan to enter into any settlement regarding the Landlord Receivable or the Vietnam Receivable, or to waive any claims or to enter into any other agreement with respect thereto, without the express prior written consent of the Trustee (and Bankruptcy Court approval, if and as required).

7.             Subordination of Titan Unsecured Claim.  Titan agrees to subordinate the Titan Unsecured Claim (and the Titan Unsecured Claim shall be deemed subordinated without further action or order) to all allowed claims in the Cases including, but not limited to, all allowed administrative claims and expenses, allowed priority claims, allowed general unsecured claims and any other allowed claim in the Cases as identified in Bankruptcy Code section 726 (collectively, the “Senior Allowed Claims “).  Titan shall be entitled to receive distributions from the Estates and in the Cases on account of the Titan Unsecured Claim as a subordinated general unsecured creditor only after the allowed amounts of the Senior Allowed Claims are paid or satisfied in full.

8.             Priority of Distributions.  Recoveries from the following property (the “Excluded Assets”) shall first be used to pay or satisfy Senior Allowed Claims in full before Titan shall be entitled to receive any distribution of remaining recoveries, if any, on account of and up to the full amount of the Titan Unsecured Claim:

(a)           any and all of the proceeds of SureBeam’s Fall 2003 equity/PIPE transaction in the current remaining approximate amount of $2.2 million (the “Cash”);

(b)           the loan by SB to XH Partners, L.P., evidenced by that certain Loan Agreement and Promissory Note, dated March 2001, made by XH Partners, L.P. to the order of SB in the approximate amount of $1 million and collateralized by a lien on certain real estate in Vernon, California, and any and all rights and amounts due SB thereunder (the “Landlord Receivable”);

(c)           any and all rights, accounts, accounts receivable and proceeds thereof due under or with respect that certain Letter of Credit issued in the original face amount of $1,450,000 of which approximately $750,000 remains outstanding, issued by Saigon Bank for Industry and Trade to SureBeam, and all contract and other rights against Son Son Company, Ltd. relating thereto (the “Vietnam Receivable”);

(d)           any and all shareholder derivative litigation claims held by SB or the Estates, all insurance claims relating thereto, and any and all recoveries and proceeds thereof, whether obtained through settlement or otherwise and whether from any insurance company or otherwise, including claims, recoveries and/or proceeds recovered against the Chubb Group of Insurance Companies (Federal Insurance Company), National Union, Axis and ACE under the denial of coverage to SureBeam under the Executive Protection Portfolios Policies and any related derivative claim or proceedings against Aon Risk Services, Inc. of Southern California, provided however, notwithstanding anything in this Agreement to the contrary, the claims covered by this subparagraph 8(d) must be based on shareholder derivative claims (collectively, the “Derivative Claims”); and

                (e)           causes of action arising under or by virtue of the Bankruptcy Code (including actions under Bankruptcy Code §§ 542 - 550 and 553).

If, and only if, the recoveries from the Excluded Assets are sufficient to pay the Senior Allowed Claims in full, will Titan be entitled to receive the remaining recoveries up to the full amount of the Titan Unsecured Claim.  In no event shall Titan be obligated to make any additional contributions or payments of any kind whatsoever, except as may be agreed to by the Parties or as provided in this Agreement, if the recoveries from the Excluded Assets are insufficient to pay the Senior Allowed Claims in full.

9.             Transfer of Title to Collateral.  Upon the Effective Date and thereafter, Titan shall, in its sole and absolute discretion, elect to pursue a transfer of title to the Collateral in either of the following two (2) ways:

(a)           State Law Foreclosure Remedies.  Titan may elect to pursue state law remedies to foreclose on all or any portion of the Collateral.  If Titan elects to do so, Titan will do so with the reasonable assistance of the Trustee, if needed, including documentation pertaining to the Collateral that the Trustee may provide to Titan upon Titan’s reasonable request and at Titan’s sole expense.

(b)           Bankruptcy Code Section 363 Transfer.  Upon the Effective Date and thereafter, at the reasonable request of Titan, the Trustee agrees to, at the option of and in the manner requested by Titan in its reasonable discretion and pursuant to documentation prepared by Titan and reasonably acceptable to the Trustee, voluntarily grant, assign, transfer, and deliver free and clear of all claims, liens, interests, and encumbrances pursuant to sections 105, 363(b) and 363(f) of the Bankruptcy Code to Titan or its designee, as directed by Titan, his entire right, title, and interest in any and all or part of the Collateral; provided, however, that neither Titan nor any designated transferee shall assume any liability or claim associated with the Collateral that has accrued on or before the Effective Date, except such liabilities as Titan or such other transferee shall expressly assume or as to which Titan or such other transferee are otherwise liable separate from such transfer.  Titan, its designees or any third party transferee shall be deemed a good faith purchaser pursuant to section 363(m) of the Bankruptcy Code.  Such transfers shall take place without further order of the Bankruptcy Court as Bankruptcy Court approval of this Agreement shall constitute approval of the transfer procedure set forth in this paragraph.  The Trustee’s obligation to deliver and/or legally transfer Collateral continues in the event that any Collateral in existence at the time of this Agreement and not disclosed by the Trustee or disclosed by SureBeam are subsequently located by the Parties.  The Trustee shall cooperate with Titan and use commercially reasonable efforts to take any and all reasonably necessary actions necessary to effectuate the transfer of the Collateral to Titan and/or its designee, in each case, at Titan’s sole expense.  The Trustee agrees to execute and deliver all documents reasonably necessary to effectuate the transfer of the Collateral, at Titan’s sole expense, pursuant to this paragraph if requested by Titan to do so.  In addition to the foregoing, upon execution of this Agreement, the Trustee agrees to, at the option of and in the manner reasonably requested by Titan in its sole and absolute discretion and pursuant to documentation prepared by Titan, turn over possession of the Collateral (within the Trustee’s control or possession) to Titan or its designee, as directed by Titan, with transfer of title to subsequently occur as set forth in this Paragraph 9.  Notwithstanding anything in this Agreement to the Contrary, any Collateral transferred or delivered to Titan or its designee by the Trustee shall be irrevocably transferred to Titan and Titan shall not be entitled to thereafter reject delivery or transfer of any such Collateral.

(c)           Abandonment.  Nothing in this Agreement shall preclude the Trustee from abandoning property in accordance with the Bankruptcy Code or applicable rules.

10.           Disposition of Collateral.  Following or in conjunction with the transfer of all or any part of the Collateral by the Trustee to Titan or its designee pursuant to Paragraph 9, the Trustee agrees that Titan may thereafter dispose of all or any part of the Collateral in its sole and absolute discretion.

11.           Preservation of Collateral.  Prior to the Effective Date, the Trustee, in consultation with Titan, shall take all actions that the Trustee deems reasonable to preserve and protect the Collateral.  Titan shall pay for the actual and reasonable costs heretofore and hereafter incurred by the Estates to preserve or protect the Collateral, including without limitation the costs set forth in Exhibit “B” hereto.

12.           Claims Administration.  Without in any way diminishing Titan’s or the Trustee’s independent rights under the Bankruptcy Code, but subject to the other provisions of this Agreement, Titan and the Trustee shall work cooperatively together in claim analysis, objection and administration.  Both the Trustee and Titan will be able to use claims, rights or defenses to the extent available as an offset or defense against claims against SureBeam and/or the Estates.  Both the Trustee and Titan shall provide each other notice of the filing of any objection to claim and notice of the settlement of any objection to claim.

13.           Assumption and Assignment of Contracts.  Upon the Effective Date and thereafter, but prior to any rejection of any Contract either by the Trustee or by operation of law, the Trustee agrees to, at the option of and at the request of Titan, to voluntarily seek assumption and assignment to Titan or its designee or, at Titan’s request, seek an extension of the period in which to assume, in each case upon Titan’s payment of any resulting administrative liability to the Estates, of any and all contracts, agreements, executory contracts or unexpired leases, including but not limited to those contracts identified on SureBeam’s schedules, which are property of the Estates (the “Contracts”) pursuant to section 365 of the Bankruptcy Code, it being understood that notwithstanding anything to the contrary herein, Titan has the right at its sole and absolute discretion to elect at any time which Contracts as to which assumption and assignment to Titan or its designee shall be sought, and absent such election, Titan will have no liability whatsoever under such Contracts, (except as may exist independent of assumption and assignment, such liabilities as Titan has contractually assumed pre-petition, and any liability as provided elsewhere in this Agreement).  The Trustee agrees to provide Titan with access to and information about any such Contracts and to promptly file such pleadings as may be appropriate in the Bankruptcy Court in a form and manner reasonably acceptable to Titan.  In the event Titan requests the Trustee assume and assign any Contract, or seek any extension to do so, Titan will pay any and all costs necessary to effect the assumption and assignment to Titan or extension and any administrative liability incurred with respect to doing so.  The Parties acknowledge and understand that any such Contracts not assumed or for which the time period to assume is not extended, or which is not otherwise rejected, will be deemed rejected on March 19, 2004 as a matter of law.

14.           Cooperation and Commercially Reasonable Efforts. The Parties agree to use commercially reasonable efforts to cooperate fully with each other and to execute and deliver any and all further documents that may be reasonably necessary or desirable to effectuate the purposes of this Agreement (provided, the Trustee shall not be required to incur any material costs or expenses to do so).  The Parties specifically agree (a) to cooperate and supply any and all information requested by either Party in connection with this Agreement; (b) to use commercially reasonable efforts and to fully cooperate in the liquidation of the Collateral in accordance with this Agreement (provided, the Trustee shall not be required to incur any costs and/or expenses to do so); and (iii) to use commercially reasonable efforts and to fully cooperate in the resolution of third-party class action and the Derivative Claims for a period of four (4) years from the Effective Date or until the conclusion of any third-party class action or the Derivative Claims litigation, whichever is later.  Nothing in this Agreement shall be construed to create any employment, independent contractor, agency, co-venture, partnership, or other similar relationship between Titan and the Trustee.

15.           Alternative Dispute Resolution.  The Trustee, as holder of the Derivative Claims belonging to the Estates, and Titan, shall use reasonable efforts to seek to have resolved and released the claims against SB’s and OpCo’s directors and officers and (Titan’s directors and officers to the extent action outside the scope of directors and officers) in the context of a global settlement of claims of the Estates, of the Derivative Claims litigation and of the class action litigation, including the litigations identified on Exhibit “C” hereto, by promptly pursuing a compromise through an alternative dispute resolution procedure, if reasonably possible or available.  The Trustee and Titan shall use reasonable efforts to have any settlement reached by the Trustee or Titan through this mechanism to provide for a general release of SureBeam, the Estates, Titan, their subsidiaries, and their successors and assigns, as well as their directors and officers from all parties who have asserted or could assert such claims against SureBeam, the Estates Titan, their subsidiaries and/or their successors and assigns or their directors and officers.

16.           Mutual Releases.  As of the Effective Date and in consideration of the Trustee’s and Titan’s covenants, duties and responsibilities under this Agreement, the Trustee, on behalf of himself, the Estates, and their successors, assigns and representatives, and Titan, on behalf of itself, its subsidiaries, its affiliates, its successors, assigns, and representatives hereby waives and releases as follows:

(i)            Release and Waiver of Claims.  Except as to such rights or claims as may be created or recognized by this Agreement (including without limitation the Titan Secured Claim and the Titan Unsecured Claim), each of the Parties releases, remises, and forever discharges each of the Parties (including Titan’s subsidiaries) and their successors and assigns, and their (Titan and its subsidiaries) directors, officers, agents and employees (to the extent such individuals were acting in their capacities as directors, officers, agents and employees of Titan or its subsidiaries), from any and all claims, demands, causes of action, obligations, damages, and liabilities, whether known or unknown, heretofore or hereafter arising out of, connected with or incidental to these Cases or the allegations set forth in the derivative action litigation and class action litigation including, but not limited to, all claims for recoveries and/or damages for amounts arising under any state or federal statute, including, but not limited to, claims arising under any state fraudulent conveyance law or federal bankruptcy law including, but not limited to sections 542, 544, 545, 547, 548, 549 or 553 of Title 11 of the United States Code.  Each of the Parties represents and warrants that it has not assigned, conveyed, transferred or pledged any potential claims, defenses, demands, or causes of action against the other Party to any other person or entity, whether voluntarily or involuntarily (except in favor of Titan or as may be provided under insurance policies or as may have occurred pre-petition), and that to the extent any such claims, defenses, demands or causes of action exist, the Parties are the sole owners and holders of such claims, defenses, demands, or causes of action.  Notwithstanding the foregoing: (a) the Parties will retain (and the foregoing release shall not act to release) any and all rights, interests and claims which they may have with respect to or against any and all persons other than each other (including without limitation insurance companies or other issuers of insurance policies) and (b) the Parties will retain (and the foregoing release shall not act to release) any claim against each other to the extent that such may be used to offset, reduce or otherwise defend Titan, the Trustee and/or the Estates against any claim which might be brought against Titan, the Trustee and/or the Estates other than a claim by a Party to this Agreement.

(ii)           Waiver of Civil Code Section 1542.  With respect to the matters released pursuant to Paragraph 16(i), each of the Parties specifically waives the benefit of the provisions of section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(iii)          Survival of Release and Waiver of Claims.  The provisions set forth in this Paragraph 16 shall survive full performance of all of the terms of this Agreement.

(iv)          Limitation on Releases.  Notwithstanding anything to the contrary, the Parties reserve the right to assert claims against each other as a nominal party to the extent that the other Party , as a matter of law, needs to be named as a defendant in order to maintain or defend claims against third parties.

17.           Entire Agreement.  This Agreement represents the entire agreement and understanding between the Parties concerning the settlement of all claims and supersedes and replaces any and all prior agreements and understandings among them.  Each term of this Agreement is contractual and not merely a recital.

18.           No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  Except as set forth explicitly herein to the contrary, no action taken by the Parties hereto, or any of them, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any claims, including claims of fact, heretofore made or (b) an acknowledgement or admission by any of the Parties of any fault or liability or the amount of claims whatsoever to any other of the Parties or to any third party.

19.           No Oral Modification.  This Agreement may only be amended in writing signed by the Parties; provided, however, that during the course of the implementation of this Agreement, the Parties may agree in writing to modify the non-economic terms of this Agreement, as appropriate, in furtherance of the Parties’ intent under this Agreement.

20.           Governing Law.  The laws of the State of California shall govern this Agreement.

21.           Effective Date.  This Agreement is effective immediately upon entry of an order  by the Bankruptcy Court approving the terms hereof and which order expressly provides the inapplicability of any stay of effectiveness thereof (the “Effective Date”) and absent a stay thereof, the Parties may thereupon act in reliance on such order in implementing and acting on this Agreement.  The Trustee shall promptly seek and diligently pursue expedited Bankruptcy Court approval of this Agreement and shall provide Titan with an opportunity to review and comment in advance of filing any pleading in connection with such approval.  Any such pleading will contain a request for waiver of the ten day stay period provided for relief from stay orders pursuant to Federal Bankruptcy Rule 4001(a)(3) any other applicable similar provision.  The order approving this Agreement shall be in form and substance reasonably acceptable to Titan and the Trustee.

22.           Construction; Interpretation.  The Parties have cooperated in the drafting and preparation of this Agreement.  Hence, in any interpretation of this Agreement, the same shall not be construed against any one of the Parties.  As used herein: (a) the terms “include,” “including” and forms thereof mean inclusive without limitation; (b) the term “person” means any individual, corporation, partnership, limited liability company, trust, governmental authority, or other entity of any kind; (c) singular words shall connote the plural as well as the singular and vice versa as the context requires; (d) each gender will include any other gender; (e) the term “day” means calendar day unless business day is expressly referred to; and (f) the words “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular paragraph or subparagraph.

23.           Counterparts.  This Agreement and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

24.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims to the extent set forth herein.  The Parties acknowledge that:

(i)            they have read this Agreement;

(ii)           they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choosing, or that they have voluntarily declined to seek such counsel with full knowledge of the potential consequences thereof;

(iii)          they have made such investigation of the facts pertaining to this settlement and this Agreement, and of all the matters pertaining to it, as they deem necessary;

(iv)          they understand the terms and consequences of this Agreement and of the releases it contains; and

(v)           they are fully aware of the legal and binding effect of this Agreement (subject to approval of the Bankruptcy Court).

25.           Enforcement and Jurisdiction.

(a)           Generally. This Agreement shall be subject to Bankruptcy Court approval and incorporated into an order of the Bankruptcy Court approving the settlement, and all Parties shall submit to the jurisdiction of Bankruptcy Court to enforce the continuing obligations under this Agreement, and to resolve any dispute that may arise under this Agreement.

                                (b)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term nor provision in any other situation or in any jurisdiction.

                                (c)           Succession.  Neither this Agreement nor rights or obligations hereunder shall be assignable without the consent of the other Party, except as occurs as a matter of law.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns.

26.           Notice.  Whenever any party shall desire or be required to give or serve any notice, demand, request or other communication with respect to this Agreement, each such notice shall be in writing and shall be effective only if the same is delivered by personal service, by telecopy, by telegram, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Titan:	The Titan Corporation
Mark W. Sopp, Sr. Vice President and Chief
Financial Officer
3033 Science Park Road
San Diego, CA 92121
Fax: (858) 552-9614

With a Copy to:	Ali M.M. Mojdehi, Esq.
Baker & McKenzie
101 W. Broadway, 12th Floor
San Diego, CA 92101
Fax: (619) 236-0429

And	Edward C. Dolan, Esq.
Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Fax: (202) 637-5910

And	John P. Brincko
Brincko Associates, Inc.
1801 Avenue of the Stars, Suite 1025
Los Angeles, CA 90067
Fax: (310) 553-6782

If to Trustee:	Richard M Kipperman
Corporate Management, Inc.
Bankruptcy Trustee
P.O. Box 3939
La Mesa, CA 91944-3939
Fax: (619) 668-9014

With a Copy to:	Martin A. Eliopulos, Esq.
Higgs Fletcher & Mack LLP
401 West A Street
Suite 2600
San Diego, CA 92101-7910

Any such notice delivered personally or telecopied shall be deemed to have been received upon delivery.  Any such notice sent by telegram shall be deemed to have been received by the addressee one (1) business day after its acceptance for sending by an authorized carrier thereof.  Any such notice sent by mail shall be deemed to have been received by the addressee three (3) business days after posting in the United States Postal Service.  A Party hereto may change its address by giving each of the Parties written notice of any address change as herein provided.

27.           Authorization to Bind.  The Parties warrant that the signatories have full authority to enter into this Agreement on behalf of any entity or entities for whom they are signing (subject, in the case of the Trustee, to approval by the Bankruptcy Court).

28.           Headings.  Headings herein are used for convenience of reference only and do not define or limit the scope of provisions of this Agreement.

IN WITNESS OF THE FOREGOING, the Parties have executed this Agreement as of the Effective Date.

DATED: March 4, 2004		THE TITAN CORPORATION

	By:	/s/ Mark W. Sopp
Mark W. Sopp
Sr. Vice President and Chief
Executive Officer
DATED: March 4, 2004	By:	/s/ Richard M Kipperman
Richard M Kipperman
Chapter 7 Trustee in the Bankruptcy
Case of In re SureBeam Corp.,
Case No. 04-00421

DATED: March 4, 2004	By:	/s/ Richard M Kipperman
Richard M Kipperman
Chapter 7 Trustee in the Bankruptcy
Case of In re SB OperatingCo LLC,
Case No. 04-00422

EXHIBIT “A”

SCHEDULE OF COLLATERAL

In the Borrower Security Agreement, dated August 2, 2002, SUREBEAM CORPORATION granted, and in the Subsidiary Security Agreement, dated August 2, 2002, SB OPERATINGCO, LLC granted, to Titan Corporation security interests in all of the following, whether then or thereafter existing or acquired (the “Collateral”):

(a)           the Collateral Account;

(b)           all Commercial Tort Claims;

(c)           all Computer Hardware and Software Collateral;

(d)           all Contracts, together with any Contract Rights arising thereunder;

(e)           all Deposit Accounts;

(f)            all Equipment;

(g)           all Fixtures;

(h)           all Intellectual Property Collateral;

(i)            all Inventory;

(j)            all Investment Property;

(k)           all Letter of Credit Rights;

(1)           all Receivables;

(m)          all Securities Accounts;

(n)           all Supporting Obligations;

(o)           all other Goods, Chattel Paper, Documents, Instruments (including, without limitation, Promissory Notes), and General Intangibles (including, without limitation, Payment Intangibles and tax refunds) of Surebeam now or hereafter existing;

(p)           all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing; and

(q)           all of Surebeam’s other personal property and rights of every kind and description and interests therein; and

(r)            all products and Proceeds of and from any and all of the foregoing (including Proceeds which constitute property of the types described in clauses (a) through (q) and, to the extent not otherwise included, all payments under insurance which Surebeam is entitled to receive (whether or not the Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

DEFINITIONS

“Chattel Paper” has the meaning provided in the U.C.C.

“Collateral Account” means a deposit account of Surebeam Corporation maintained with Comerica Bank-California.

“Commercial Tort Claims” means any claim arising in tort now or hereafter owned, acquired, or received by Surebeam in which Surebeam now holds or hereafter acquires any right or interest.

“Computer Hardware and Software Collateral” means:

(a)           all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

(b)           all software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by Surebeam, designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c)           all firmware associated therewith;

(d)           all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

(e)           all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

“Contracts” means all agreements between Surebeam and one or more additional parties.

“Contract Rights” means all rights of Surebeam (including, without limitation, all rights to payment) under each Contract.

“Copyright Collateral” means all copyrights (including all copyrights for semi-conductor chip product mask works) of Surebeam, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of Surebeam’s right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights referred to in the Security Agreement, and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in the Security Agreement, the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit.

“Deposit Accounts” has the meaning provided in the U.C.C. and, in any event, includes, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution, including those Deposit Accounts set forth in Security Agreement.

“Documents” has the meaning provided in the U.C.C.

“Equipment” has the meaning provided in the U.C.C. and, in any event, includes, without limitation, all equipment in all of its forms of Surebeam, wherever located, including all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor and all accessories related thereto.

“Fixtures” has the meaning provided in the U.C.C., and in any event, includes, without limitation, with respect to Surebeam, regardless of where located, any of the fixtures, systems, machinery, apparatus, equipment or fittings of any kind or nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof, now or hereafter attached or affixed to or constituting a part of, or located in or upon, real property wherever located, including sign, escalator, elevator, any heating, electrical, mechanical, lighting, lifting, plumbing, ventilating, air-conditioning or air cooling, refrigerating, food preparation, incinerating or power, loading or unloading, boilers, communication, switchboard, tank, pump, filter, sprinkler or other fire prevention or extinguishing fixture, system, machinery, apparatus or equipment, and any engine, motor, dynamo, machinery, pipe, pump, tank, conduit or duct constituting a part of any of the foregoing, together with all extensions, improvements, betterments, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be.

“General Intangibles” has the meaning provided in the U.C.C. and, in any event, includes, without limitation, with respect to Surebeam, all Contracts, agreements, Instruments and indentures in any form, and portions thereof, to which Surebeam is a party or under which Surebeam has any right, title or interest or to which Surebeam or any property of Surebeam is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of Surebeam to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of Surebeam to damages arising thereunder and (iii) all rights of Surebeam to perform and to exercise all remedies thereunder.

“Goods” has the meaning provided in the U.C.C.

“Instrument” has the meaning provided in the U.C.C.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark-Collateral and the Trade Secrets Collateral.

“Inventory” has the meaning provided in the U.C.C. and, in any event, includes, without limitation, all inventory in all of its forms of Surebeam, wherever located, including

                (i)            all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof,

                (ii)           all goods in which Surebeam has an interest in mass or a joint or other interest or right of any kind (including goods in which Surebeam has an interest or right as consignee), and

                (iii)          all goods which are returned to or repossessed by Surebeam, and all accessions thereto, products thereof and documents therefor.

“Investment Property” has the meaning provided in the U.C.C.

“Letter of Credit Right” means any right of Surebeam to payment or performance under a letter of credit (as such term in defined in Article 5 of the U.C.C.), whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Patent Collateral” means:

(a)           all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world and including each patent and patent application referred to in Item A of Schedule II attached hereto;

(b)           all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

(c)           all patent licenses, including each patent license referred to in Item B of Schedule II attached hereto; and

(d)           all Proceeds of, and rights associated with, the foregoing (including license royalties and Proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in the Security Agreement, and for breach or enforcement of any patent license, including any patent license referred to in the Security Agreement, and all rights corresponding thereto throughout the world.

“Payment Intangibles” has the meaning provided in the U.C.C.

“Promissory Notes” has the meaning provided in the U.C.C.

“Proceeds” has the meaning provided in the U.C.C., and shall include, in any event, with respect to Surebeam, any and all currently owned or after-acquired (a) Receivables, Chattel Paper, Instruments, Investment Property, cash or other forms of money, currency or funds or other property of any nature, type or land whatsoever payable to or renewable by Surebeam from time to time in respect of the Collateral, including upon the sale, lease, license, exchange or other disposition of any Collateral, (b) proceeds of any insurance, indemnity, warranty or guaranty payable to Surebeam from time to time with respect to any of the Collateral, including by reason of the loss, nonconformity or interference with the use of, defects or infringement of rights in, or damage to, any of the Collateral, (c) payments (in any form whatsoever) made or due and payable to Surebeam from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (d) claims of Surebeam against third parties arising out of the loss, nonconformity, interference with the use of, defects or infringements of rights in, or damage to, any of the Collateral, including any claim (i) for past, present or future infringement of any patent or patent license, copyright or copyright license or (ii) for past, present or future infringement or dilution of any Trademark or Trademark license or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark license, (e) certificates, dividends, cash, Instruments or other forms of money, currency or funds and other Property received or distributed in respect of or in exchange for any Investment Property, (f) cash or other forms of money, currency or funds and other proceeds received under and in respect of any letter of credit or other support obligation, (g) rights arising out of any of the Collateral, and (h) other property of any nature, type or kind whatsoever from time to time paid or payable under or in connection with, collected on, or distributed on account of, any of the Collateral.

“Receivables” means “accounts” (as such term is defined in the U.C.C.), including but not limited to rights to payments for goods sold or leased or services rendered, whether now existing or hereafter arising, including, without limitation, rights evidenced by an account, note, Contract, security agreement, Chattel Paper, or other evidence of indebtedness or security, together with (a) all security pledged, assigned, hypothecated or granted to or held by Surebeam to secure the foregoing, (b) all of Surebeam’s right, title and interest in and to any goods, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all books, records, ledger cards, and invoices relating thereto, (f) all evidences of the filing of financing statements and other statements and the registration of other Instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (g) all credit information, reports and memoranda relating thereto and (h) all other writings related in any way to the foregoing.

“Securities Account” has the meaning provided in the U.C.C., including without limitation those Securities Accounts listed in the Security Agreement.

“Supporting Obligations” has the meaning provided in the U.C.C.

“Trademark Collateral” means:

(a)           all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and General Intangibles of a like nature (all of the foregoing items in this clause a being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in the Security Agreement;

(b)           all Trademark licenses, including each Trademark license referred to in the Security Agreement attached hereto;

(c)           all reissues, extensions or renewals of any of the items described in clauses (a) and (b);

(d)           all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b); and

(e)           all Proceeds of, and rights associated with, the foregoing, including any claim by Surebeam against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in the Security Agreement attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of Surebeam (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, including each Trade Secret license referred to in the Security Agreement, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “U.C.C.” shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

EXHIBIT “B”

SCHEDULE OF REIMBURSABLE COSTS RELATED TO PRESERVATION OF COLLATERAL

Amount	Description
$80,638.53	Payment to Imperial AI Credit Corporation which is the company that financed payment of SureBeam’s insurance policies through August of 2004 for the January 5, 2004, installment.
$42,476.50	Payment to SureBeam Brasil Ltda. for security and protection of the Brazil facility which requires 24 hour surveillance and armed guards.
$1,995.80	Payment for records preservation.

EXHIBIT “C”

SCHEDULE OF DERIVATIVE ACTIONS AND CLASS ACTION LITIGATIONS

SUREBEAM CORPORATION

COMPLAINTS

Date Filed	Case No.	Plaintiff(s)	Defendants
UNITED STATES DISTRICT COURT CASES — CALIFORNIA
8/27/03	03-CV-1721JM	Weiss	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

8/28/03	03-CV-1734H	Curran	SureBeam Corporation, Lawrence A. Oberkfell, John C. Arme, Kevin K. Claudio and David A. Rane

8/29/03	03-CV-1747J	Joo	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

9/3/03	03-CV-1763J	Aronson	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

9/3/03	03-CV-1768j	Busbice	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

9/4/03	03-CV-1773JM	Vallario	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

9/4/03	03-CV-1774J	Berger .	SureBeam Corporation, Lawrence A. Oberkfell and David A. Bane [sic]

9/5/03	03-1779JM	Chase	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

9/8/03	03-CV-1791H	Janette	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

9/12/03	03-CV-1832K	Strachan	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

9/15/03	03-CV-1863L	Lemon	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

SUREBEAM CORPORATION

COMPLAINTS

Date Filed	Case No.	Plaintiff(s)	Defendants
9/17/03	03-CV-1877 JAH	Yerre	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

9/17/03	03-CV-1876 K	Sage	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

10/3/	03 03-CV-1967 IEG	Taylor	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

10/22/03	03-CV-2099 JH	Scarsdale Fabrics, Inc	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

10/23/03	03-CV-2105 JFS	W Morrow	SureBeam Corporation; The Titan Corporation; Merrill Lynch, Pierce, Fenner & Smith, Inc.; Credit Suisse First Boston Corporation

10/23/03	03-CV-2106H(NLS)	Hom	SureBeam Corporation, Lawrence A. Oberkfell and David A. Rane

SUREBEAM CORPORATION

COMPLAINTS

Date Filed	Case No.	Plaintiff(s)	Defendants
11/12/03	03-CV-02223JH(POR)	Harris (Derivative Case)	Robert O. Aders, John C. Arme, William C. Hale, Michael J. Licata, Lawrence A. Oberkfell and David A. Rane

11/20/03	03-CV-02294BTM(POR)	Ruckstuhl (Derivative Case)

Lawrence A. Oberkfell, David A. Rane, John C. Rane, Michael J. Licata, William C. Hale, Robert O. Aders, Susan Golding, Gene W. Ray, Donald Segal, Dennis G. Olson, Gary Loda, Jr. Thomas Allen, Kevin K. Claudio and DOES 1-25, inclusive

12/24/03	03-CV-2572J	Reed (Derivative Case

Lawrence A. Oberkfell, David A. Rane, John C. Rane, Michael J. Licata, William C. Hale, Robert O. Aders, Susan Golding, Gene W. Ray, Donald Segal, Dennis G. Olson, Gary Loda, Jr. Thomas Allen, Kevin K. Claudio and DOES 1-25, inclusive

SAN DIEGO SUPERIOR COURT CASES

9/04/03	GIC 817150	Haubein (Derivative Case)

Lawrence A. Oberkfell, David A. Rane, John C. Arme, Michael J. Licata, William C. Hale, James Roth, Robert O. Aders, Susan Golding, Gene W. Ray, Donald Segal, Dennis G. Olson, Gary Loda, J. Thomas Allen, Kevin K. Claudio

9/11/03	GIC 817618	Zach (Derivative Case)

Lawrence A. Oberkfell, David A. Rane, John C. Arme, Michael J. Licata, William C. Hale, James Roth, Robert O. Aders, Susan Golding, Gene W. Ray, Donald Segal, Dennis G. Olson, Gary Loda, J. Thomas Allen, Kevin K. Claudio